CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214720) of Brown & Brown, Inc., of our report dated June 25, 2026, relating to the financial statements and supplemental schedule of the Brown & Brown, Inc. Employee Savings Plan (the “Plan”) appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

Peachtree Corners, Georgia

June 25, 2026